QuickLinks -- Click here to rapidly navigate through this document

Exhibit 16

ANDERSEN

Office of the Chief Accountant Securities and Exchange Commission 450 Fifth Street N.W. Washington, DC 20549	Arthur Andersen LLP Suite 500 South 3773 Howard Hughes Parkway Las Vegas, NV 89109 Tel 702 836 8600 www.andersen.com

May 14, 2002

Dear Sir/Madam:

        We have read the second paragraph of Item 4 included in the Form 8-K dated May 14, 2002 of Mandalay Resort Group Employees' Profit Sharing and Investment Plan to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours:

/s/ ARTHUR ANDERSEN LLP ARTHUR ANDERSEN LLP

Copy to:	Mr. Glenn Schaeffer President, Chief Financial Officer and Treasurer Mandalay Resort Group

QuickLinks

Exhibit 16